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                                                                    EXHIBIT 4.63

                          SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "Agreement") is made as April 20, 2001, by and between Montrose Investments Ltd., a Cayman Islands corporation, Strong River Investments, Inc., a Cayman Islands corporation, (each such investor individually, a "Purchaser," and collectively, the "Purchasers"), and NeoTherapeutics, Inc., a Delaware corporation (the "Company"), whereby the parties agree as follows:

     Each Purchaser shall buy from the Company and the Company agrees to sell to each of the Purchasers: (i) 588,236 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock") at a price per share of $5.10. The total purchase price of the Shares issued to each Purchaser is $3,000,000 (the "Purchase Price").

     The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue and sell the Shares in accordance with the terms of this Agreement, and the issuance of the Shares shall not contravene any agreement to which the Company is a party. The Shares have been duly authorized by all necessary corporate action, and, when paid for and issued in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and nonassessable. The Shares have been listed on the Nasdaq National Market.

     The Shares are being issued and sold pursuant to a registration statement on Form S-3, File No. 333-53108, which registration statement has been declared effective and continues to be effective and not subject to any stop order by the Securities and Exchange Commission. The Company has delivered to each Purchaser and each Purchaser has reviewed a copy of the prospectus included in such registration statement and a prospectus supplement regarding the issuance and sale of the Shares, a copy of which is attached hereto as Exhibit A.

     Prior to the close of business on the date hereof:

     1. Each Purchaser shall wire the Purchase Price to the Company to the account set forth below:

          Chase Manhattan Bank, N.Y.C.
          4 New York Plaza, 15th Floor
          New York, NY 10004

          ABA Routing No:  021 000 021
          FBO: Salomon Smith Barney, Inc.
               Account No.  066-198038
          For further credit to:  NeoTherapeutics, Inc.
               Account No. 561-04051-19-103


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     2.   The Company shall cause its transfer agent to transmit the Shares electronically to each Purchaser's account with the DTC set forth below:

          DTC No. 0050                            DTC No.
          Account No. 038-07785                   Account No.
          Montrose Investments Ltd.               Strong River Investments, Inc.

     Notices to the Company shall be delivered to:

     NeoTherapeutics, Inc.
     Attention: Samuel Gulko, Senior Vice President Finance
     157 Technology Drive,
     Irvine, California  92618
     Facsimile: (949) 788-6706

     Notices to the Purchasers shall be delivered to:

     For Montrose Investments Ltd.:

     Montrose Investments Ltd.
     c/o  John Mosle and Kim Rozman
     300 Crescent Court, Suite 700
     Dallas, TX 75201
     Facsimile: (214) 758-1221

     For Strong River Investments, Inc.:

     Strong River Investments, Inc.
     c/o Gonzalez-Ruiz & Aleman (BVI) Limited
     Wickhams Cay I, Vanterpool Plaza
     P.O. Box 873
     Road Town, Tortola. BVI

     Delivery of an executed copy of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed copy of this Agreement and shall be effective and enforceable as the original. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law principles thereunder.

AGREED AND ACCEPTED, as of the date indicated above:

NeoTherapeutics, Inc.                             Strong River Investments, Inc.

By:                                               By:
    ------------------------------                    --------------------------
    Name: Rajesh C. Shrotriya, M.D.                   Name:
    Title: President and Chief Operating Officer      Title:

Montrose Investments Ltd.

By:
    ------------------------------
    Name:
    Title:


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